Exhibit 99.2

Press Release

For further information:

EXACT Sciences Corporation

Jeffrey R. Luber

President

EXACT Sciences Corporation

+1 (508) 683-1211

EXACT Sciences to Present at the Massachusetts Biotechnology Council’s
9th Annual MASS Opportunities Investor Conference

Marlborough, MA – November 1, 2007 – EXACT Sciences Corporation (NASDAQ: EXAS) announced today that it is scheduled to present at the Massachusetts Biotechnology Council’s 9th Annual MASS Opportunities Investor Conference on Thursday, November 8, 2007. The presentation will be webcast live and may be accessed by visiting the Investors’ section of the Company’s website, www.exactsciences.com.

Jeffrey R. Luber, EXACT Sciences’ President, is scheduled to deliver the presentation at 3:45 p.m. ET at the Hilton Logan Airport in Boston. The presentation will provide an overview of the Company and upcoming events. An archived version of the webcast will be available for 30 days.

EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer. Certain of its technologies have been licensed to Laboratory Corporation of America Holdings® (LabCorp®) for a stool-based DNA assay developed by LabCorp for colorectal cancer screening in the average-risk population and marketed by LabCorp under the name PreGen-Plus™. Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early. Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high. EXACT Sciences believes its genomics-based technologies will help enable earlier detection of colorectal cancer so that more people can be effectively treated. EXACT Sciences is based in Marlborough, Mass. PreGen-Plus, the non-invasive colorectal cancer screening testing service offered by LabCorp, has not been approved or cleared by the U.S. Food & Drug Administration.

This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations regarding the timing and content of corporate presentations. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

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